Exhibit 99.8
IMMEDIATE ATTENTION REQUIRED
August 4, 2022

Re:	Exchange Offer for Shares of 3M Company – RESPONSE DUE AUGUST 29, 2022, 4:00 PM, EASTERN TIME
Dear Plan Participant:
You are receiving this letter because our records reflect that, as a participant in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan (individually, a “Plan”, and collectively, the “Plans”), all or a portion of your individual account was invested in the 3M Stock Fund (as defined in the Plans, the “3M Stock Fund”) as of July 25, 2022.
3M Company (“3M”) previously announced a transaction in which the 3M Food Safety Department (the “Food Safety Business”) will be combined with Neogen Corporation (“Neogen”). To effect this transaction, 3M will transfer the Food Safety Business to Garden SpinCo Corporation, currently a wholly owned subsidiary of 3M (“Garden SpinCo”) and combine Garden SpinCo with Neogen in a Reverse Morris Trust transaction that is intended to be tax-efficient to 3M and its stockholders for U.S. federal income tax purpose. In connection with the transaction, 3M is offering to exchange all shares of common stock, par value $0.01 per share (“Garden SpinCo Common Stock”), of Garden SpinCo owned by 3M for outstanding shares of common stock, par value $0.01 per share, of 3M (“3M Common Stock”) that are validly tendered and not properly withdrawn (the “Offer”). As further described below, the Offer allows 3M stockholders the opportunity to exchange shares of 3M Common Stock for shares of Garden SpinCo Common Stock (which will be converted to shares of common stock, par value $0.16 per share, of Neogen (“Neogen Common Stock”)).
Following the completion of the Offer and any Clean-Up Spin-Off (as defined and described below), Nova RMT Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Neogen, will be merged with and into Garden SpinCo, whereby the separate corporate existence of Merger Sub will cease and Garden SpinCo will continue as the surviving corporation and a wholly owned subsidiary of Neogen (the “Merger”). In the Merger, each outstanding share of Garden SpinCo Common Stock (except for shares held by Garden SpinCo as treasury stock or by Neogen or Merger Sub, which shares will be canceled and cease to exist, without any consideration being delivered in exchange therefor) will be converted into the right to receive one duly authorized, validly issued, fully paid and nonassessable share of Neogen Common Stock. The terms and conditions of the Offer are described in the Prospectus dated August 4, 2022 (the “Prospectus”), which is being separately provided to you (and all 3M stockholders). This letter provides important information about your rights under the Plans in connection with the Offer.
If the Offer is completed but is not fully subscribed, 3M will distribute the remaining shares of Garden SpinCo Common Stock owned by 3M on a pro rata basis to 3M stockholders whose shares of 3M Common Stock remain outstanding after completion of the Offer (the “Clean-Up Spin-Off”). Any 3M stockholder who validly tenders (and does not properly withdraw) shares of 3M Common Stock that are accepted for exchange in the Offer will, with respect to such shares, waive their rights to receive, and forfeit any rights to, shares of Garden SpinCo Common Stock distributed in the Clean-Up Spin-Off. If the Offer is terminated by 3M without the exchange of shares (but the conditions to completion of the Transactions (as defined in the Prospectus) have otherwise been satisfied), 3M intends to distribute all shares of Garden SpinCo Common Stock owned by 3M on a pro rata basis to 3M stockholders in a spin-off. If certain conditions to complete the Offer described in the Prospectus are not met, 3M may (1) terminate the Offer and promptly return all tendered shares of 3M Common Stock to tendering stockholders, (2) extend the Offer and, subject to the withdrawal rights described in the Prospectus, retain all tendered shares of 3M Common Stock until the Offer, as so extended, expires, (3) amend the terms of the Offer or (4) waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

For a more complete description of the terms and conditions of the Offer as applied to the Plans, you should carefully read this letter and the enclosed materials, including the Prospectus (including any amendments or supplements thereto). These materials do not constitute investment, legal or tax advice. As with any investment decision, please consider consulting a personal advisor to determine if participating in the Offer is right for you. If you have any questions concerning the Offer, you should contact Empower Participant Services at 888-587-5100.
Enclosed please find a copy of the Trustee Direction Form that requires your immediate attention. As described below, subject to the conditions and limitations described in this letter under ‘Effectiveness and Consideration of Your Directions’, you may have the right to instruct The Bank Of New York Mellon Corporation (“BNY Mellon”), as trustee of the Plans, whether or not to exchange shares of 3M Common Stock attributable to your investment in the 3M Stock Fund option under the applicable Plan.
In order to participate in the Offer, you will need to complete the enclosed Trustee Direction Form and return it to Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), the Plans’ tabulation agent (the “Tabulation Agent”) in the return envelope provided so that it is RECEIVED by 4:00 p.m., Eastern time, on August 29, 2022, unless the Offer is extended.
Please note, the due date of August 29, 2022 is earlier than the last day of the Offer period provided for in the Prospectus in order to allow sufficient time for tabulation of your instructions and tendering of the Plans’ shares. If the Offer is extended and if administratively feasible, the deadline for receipt of your direction will be 4:00 p.m., Eastern time, on the second business day prior to the expiration of the Offer, as extended (the due date of August 29, 2022, or if applicable, the second business day prior to the expiration of the Offer, the “Due Date”). Please complete and return the enclosed Trustee Direction Form even if you decide not to participate in the Offer described herein. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED. As described in greater detail elsewhere in this letter, you may also utilize the Internet to provide your directions, and if you choose to participate in the Offer, we recommend submitting your directions in this way to ensure timely receipt by the Due Date.
The number of shares of Garden SpinCo Common Stock received as a result of the Offer is based on the calculated per-share values determined by reference to the simple arithmetic average of the daily volume-weighted average prices for shares of 3M Common Stock on the New York Stock Exchange and of Neogen Common Stock on The Nasdaq Global Select Market, respectively, during the last three full trading days ending on and including the second full trading day prior to the expiration date of the Offer, as it may be extended, as described in the Prospectus under “The Exchange Offer—Terms of this Exchange Offer—Pricing Mechanism”. In addition, such number of shares of Garden SpinCo Common Stock received as a result of the Offer is subject to an upper limit, as described in the Prospectus under “The Exchange Offer—Terms of this Exchange Offer—Upper Limit”. Please note, the final exchange ratio will not be known until after the Due Date. Therefore, you will not know the final exchange ratio (including whether the upper limit will be in effect) when you make your decision whether or not to participate in the Offer.
Pursuant to the terms of the Plans, your directions to the trustee of the Plans, BNY Mellon, will only be considered and followed if five percent (5%) or more of the outstanding shares of 3M Common Stock will be exchanged in the Offer. To the extent that less than five percent (5%) of the outstanding shares of 3M Common Stock will be exchanged in the Offer, your directions will be disregarded and the independent fiduciary of the 3M Stock Fund, Newport Trust Company, shall direct the trustee of the Plans, BNY Mellon, as to whether to tender any shares of 3M Common Stock held in the 3M Stock Fund. The number of shares of 3M Common Stock that will be exchanged in the Offer will not be known until after the Due Date. Therefore, you will not know whether your directions will be implemented or, instead, whether your directions will be disregarded as described above, when you make your decision whether or not to participate in the Offer. You will not receive any further notification informing you. Also, if Newport Trust Company, as independent fiduciary of the 3M Stock Fund, determines that to participate in the Offer would be inconsistent with its fiduciary duties under applicable laws and Plan documents, Newport Trust Company may choose, on behalf of all participants and beneficiaries in the Plans, not to participate in the Offer.
The remainder of this letter summarizes the transaction, your rights under the Plans and the procedures for directing BNY Mellon regarding the Offer.

THIS LETTER ATTEMPTS TO BRIEFLY SUMMARIZE THE TERMS OF THE OFFER AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFER, WHICH ARE SET FORTH IN THE PROSPECTUS. YOU SHOULD READ THE PROSPECTUS, INCLUDING THE RISK FACTORS, BEFORE DECIDING WHETHER TO TENDER ALL OR NONE OF THE SHARES OF 3M COMMON STOCK ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE APPLICABLE PLAN.
BACKGROUND; EXCHANGE OFFER
3M is offering to exchange all shares of Garden SpinCo Common Stock that are owned by 3M for shares of 3M Common Stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth in the Prospectus. Following the completion of the Offer, the Merger will occur and each outstanding share of Garden SpinCo Common Stock (except for shares held by Garden SpinCo as treasury stock or by Neogen or Merger Sub, which shares will be canceled and cease to exist, without any consideration being delivered in exchange therefor) will be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Neogen Common Stock equal to the Exchange Ratio (as defined in the Prospectus). Prior to the consummation of the Offer, 3M will cause the total number of shares of Garden SpinCo Common Stock outstanding immediately prior to the Distribution (as defined in the Prospectus) to be that number that results in the Exchange Ratio equaling one. As of July 25, 2022, the Plans held approximately 9,512,643 shares of 3M Common Stock. Only BNY Mellon, as trustee of the Plans (and based on information from Broadridge, as the Tabulation Agent, and Newport Trust Company as the independent fiduciary), can submit shares of 3M Common Stock held by the Plans for exchange in the Offer.
As described above, you will have the right to direct BNY Mellon whether or not to submit for exchange all of the shares of 3M Common Stock attributable to your individual account in the applicable Plan only if five percent (5%) or more of the outstanding shares of 3M Common Stock will be exchanged in the Offer. Unless otherwise required by law, if you have the right to direct BNY Mellon whether or not to submit for exchange the shares of 3M Common Stock attributable to your individual account in the applicable Plan, BNY Mellon will submit for exchange in the Offer shares of 3M Common Stock attributable to participant accounts in accordance with participant instructions, and BNY Mellon will not submit for exchange in the Offer shares of 3M Common Stock attributable to participant accounts for which it does not receive timely or complete instructions. If you have the right to direct BNY Mellon with respect to the Offer and you do not complete and return the enclosed Trustee Direction Form (or do not provide directions via the Internet) on a timely basis, you will be deemed to have elected not to participate in the Offer and no shares of 3M Common Stock attributable to your Plan account will be submitted for exchange in the Offer.
Under certain circumstances described above you may not have the right to direct BNY Mellon with respect to the Offer, and Newport Trust Company will make its own decisions with regard to the participation or non-participation of shares of 3M Common Stock held in the 3M Stock Fund with respect to the Offer. In that case, any instructions you may have submitted will be disregarded and will have no effect.
None of BNY Mellon, 3M, Empower, Broadridge or Newport Trust Company makes any recommendation regarding the Offer. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO OFFER TO EXCHANGE ITS SHARES OF 3M COMMON STOCK.
You are not required to participate in the Offer. As with any investment opportunity, you should speak with your financial advisor to decide if participation in the Offer is right for you.
CONFIDENTIALITY
To assure the confidentiality of your decision, Broadridge, the Tabulation Agent, and its respective affiliates or agents will tabulate participant directions. Except as required for the proper administration of the Plans and the exchange offer, neither the Tabulation Agent nor its respective affiliates or agents will make the results of your individual direction available to 3M or Neogen.
PROCEDURE FOR DIRECTING TRUSTEE
Enclosed is a Trustee Direction Form, which may be completed and returned to the Tabulation Agent. Please note that the Trustee Direction Form indicates the number of shares of 3M Common Stock attributable to your individual account as of Month July, 2022. However, for purposes of the final tabulation, your instructions will be applied to the number of shares of 3M Common Stock attributable to your account starting from 4:00 p.m., Eastern time, on the business day after the Due Date.
If you do not properly complete and return the Trustee Direction Form (or do not respond via the Internet) by the Due Date, shares of 3M Common Stock attributable to your account will be considered uninstructed and will not be submitted for exchange in the Offer in circumstances where you have the right to direct the treatment of your shares in the Offer.
To properly complete your Trustee Direction Form, you must do the following:
(1)	On the face of the Trustee Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:
•	CHECK BOX 1 if you want ALL of the shares of 3M Common Stock attributable to your individual account offered for exchange in accordance with the terms of the Offer.
•
CHECK BOX 2 if you do not want any of the shares of 3M Common Stock attributable to your individual account offered for exchange in accordance with the terms of the Offer and simply want the Plan to continue holding such shares of 3M Common Stock.

Please note that you are only allowed to elect to tender all or none of the shares of 3M Common Stock attributable to your individual account offered for exchange in accordance with the terms of the Plans’ documents.
(2)	Date and sign the Trustee Direction Form in the space provided.
(3)
Return the Trustee Direction Form in the enclosed return envelope so that it is RECEIVED by the Tabulation Agent not later than 4:00 p.m., Eastern time, on the Due Date of August 29, 2022. If the Offer is extended, the deadline for receipt of your Trustee Direction Form will be 4:00 p.m., Eastern time, on the second business day prior to the expiration of the Offer, as extended, if administratively feasible. If you wish to return the form by overnight mail, please send it to Broadridge, the Tabulation Agent at the overnight address identified on the Trustee Direction Form.

You may also use the Internet to provide directions to the trustee. If you wish to use the Internet to provide your directions to the trustee, please go to www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Trustee Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction on the following screen. The website will be available 24 hours per day through 4 p.m., Eastern time on the Due Date.
Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern time, on the Due Date. If the Offer is extended, the deadline for receipt of your notice of withdrawal will be 4:00 p.m. Eastern time on the second business day prior to the expiration of the Offer, as extended, if administratively feasible. In order to make an effective withdrawal, you must submit a new Trustee Direction Form, which may be obtained by calling Broadridge at: 844-960-1025 (Toll-Free Number) or 813-255-2464 (USA DID Number), or submit new directions via the Internet as described above. Upon receipt of a new, completed, signed and dated Trustee Direction Form, or new directions via the Internet, your previous direction will be deemed cancelled. Please note that the last timely, properly completed Trustee Direction Form or Internet direction Broadridge receives from a participant will be followed.
As described in the Prospectus, 3M has the right to extend the Offer. In the event of an announced extension, you may call Empower Participant Services at 888-587-5100 to obtain information on any new Plan participant direction deadline.
After the deadline for providing directions, Broadridge will complete the tabulation of all participant directions and BNY Mellon, as trustee, will submit for exchange the appropriate number of shares of 3M Common Stock on behalf of the Plans. Subject to the satisfaction of the conditions described in the Prospectus and the proration provisions of the Offer, 3M will exchange all shares of 3M Common Stock that are properly tendered for exchange through the Offer. If there is an excess of shares of 3M Common Stock tendered for exchange by 3M stockholders, such shares of 3M Common Stock may be subject to proration, as described in the Prospectus. Any shares of 3M Common Stock attributable to your account that are not exchanged in the Offer will remain allocated to your individual account under the Plan. Please note that the Odd Lot provisions of the Offer described in the Prospectus are not applicable to Plan participants.
As described in the Prospectus, if the Offer is completed but is not fully subscribed, 3M will distribute the remaining shares of Garden SpinCo Common Stock owned by 3M on a pro rata basis to 3M stockholders whose shares of 3M Common Stock remain outstanding after completion of the Offer in the Clean-Up Spin-Off. These shares of Garden SpinCo Common Stock would then be converted into shares of Neogen Common Stock in the Merger. In that case, even if you were to elect to not participate in this Offer, following the closing of the Merger, it is possible your individual account under the Plans may be credited with units in a Neogen Stock Fund. You may also be credited with units in a Neogen Stock Fund in the event your directions are disregarded as described in this letter.
INDIVIDUAL PARTICIPANTS IN THE PLANS WILL NOT RECEIVE ANY PORTION OF THE OFFER PROCEEDS DIRECTLY. ALL PROCEEDS WILL BE CREDITED TO PARTICIPANTS’ ACCOUNTS AS DESCRIBED BELOW AND MAY BE DISTRIBUTED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLANS.
EFFECTIVENESS AND CONSIDERATION OF YOUR DIRECTIONS
Pursuant to the terms of the Plans, your directions to the trustee of the Plans, BNY Mellon, will only be considered and followed by BNY Mellon if five percent (5%) or more of the outstanding shares of 3M Common Stock will be exchanged in the Offer. To the extent that less than five percent (5%) of the outstanding shares of 3M Common Stock will be exchanged in the Offer, your directions will be disregarded and the independent fiduciary of the 3M Stock Fund, Newport Trust Company, shall direct the trustee of the Plans, BNY Mellon, with respect to the decision whether to tender any shares of 3M Common Stock held in the 3M Stock Fund. Please note, the number of shares of 3M Common Stock that will be exchanged in the Offer will not be known until after the Due Date. Therefore, you will not know whether your directions will be implemented or, instead, whether your directions will be disregarded as described above, when you make your decision whether or not to participate in the Offer. You will not receive any further notification informing you whether or not your instructions with respect to the Offer will be followed by BNY Mellon.
EFFECT OF OFFER ON YOUR ACCOUNT; BLACKOUT PERIOD
If you direct the trustee to offer for exchange all of the shares of 3M Common Stock attributable to your account under the Plans (or if such shares are otherwise offered for exchange, as described above), all exchanges out, loans, withdrawals and distributions involving the 3M Stock Fund attributable to your account will be prohibited commencing on the business day following the date participant Offer elections are due until processing related to the Offer (a “freeze” or “blackout period”) and any Clean-Up Spin-Off is completed (if a Clean-Up Spin-Off occurs, the freeze might apply to a broader group, as further described below).
The freeze is expected to begin on August 30, 2022 at 4 p.m. Eastern time (3 p.m. Central time) and is expected to end during the week of September 19, 2022 or as soon as administratively feasible. Balances in the 3M Stock Fund will still be used to calculate amounts eligible for loans and withdrawals throughout this freeze on the 3M Stock Fund. In the event that the Offer is extended, the freeze on these transactions involving the 3M Stock Fund will, if feasible, be temporarily lifted until two business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the 3M Stock Fund will commence. If the Offer is terminated after the freeze on these transactions involving the 3M Stock Fund is implemented, the freeze will be lifted as soon as it is feasible to do so. Further, there will be a freeze that applies to the Neogen Stock Fund while the shares of Neogen Common Stock are transferred to the Plans and accounts are being processed, and you will not be able to direct the sale of any Neogen Stock Fund units during the freeze. After all processing related to the Offer is completed, which is expected to be on or around the week of September 19, 2022 or as soon as administratively feasible, you will be able to sell any Neogen Stock Fund units in your account. If you sell or transfer any amounts from your investments in the 3M Stock Fund after submitting your Offer directions, but before the freeze commences, the number of shares of 3M Common Stock attributable to your account under the Plans will decrease accordingly.
You may call Empower Participant Services at 888-587-5100 to obtain updated information on expiration dates, deadlines and the 3M Stock Fund and Neogen Stock Fund freezes.

During the freeze you will be unable to direct or diversify your balance in the 3M Stock Fund and Neogen Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the freeze. Stocks that have wide price swings might have a large loss during the freeze. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.
The portion of your account in the Plans that is not invested in the 3M Stock Fund will generally be unaffected by the Offer. If you have the right to direct BNY Mellon whether or not to submit for exchange all of the shares of 3M Common Stock attributable to your individual account in the Plans and you direct the trustee to NOT submit for exchange any of the shares of 3M Common Stock attributable to your account or you did not provide directions to the trustee in a timely manner, you will continue to have access to all transactions involving the 3M Stock Fund, subject to Plan rules (if a Clean-Up Spin-Off occurs, the freeze might apply to a broader group, as further described below).
Please note, if the Offer is undersubscribed and a Clean-Up Spin-Off occurs, or if the Offer is canceled and all of the shares of Garden SpinCo Common Stock are distributed in a spin-off, a broader freeze may have to be implemented, which could impact you even if you did not direct the trustee to exchange shares of 3M Common Stock in connection with the Offer or did not have the right to direct the trustee.
Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, due to the timeline of the Offer and any Clean-Up Spin-Off, the Plans were unable to furnish this notice of a blackout at least 30 days before the freeze date.
TREATMENT OF SHARES OF NEOGEN COMMON STOCK RECEIVED BY THE PLANS; DESCRIPTION OF NEOGEN STOCK FUND
In considering the Offer, in addition to reviewing all the enclosed materials, you should take into consideration how the shares of Neogen Common Stock received by the Plans will be treated under the Plans.
INDIVIDUAL PARTICIPANTS IN THE PLANS WILL NOT RECEIVE ANY OFFER PROCEEDS DIRECTLY.
For any shares of 3M Common Stock in the Plans that are tendered and accepted through the Offer, or received through a Clean-Up Spin-Off, the Plans will ultimately receive shares of Neogen Common Stock upon the closing of the Merger. All of these proceeds will remain in the Plans and may be withdrawn or otherwise managed only in accordance with the terms of the Plans.
If some of the shares of 3M Common Stock attributable to your 3M Stock Fund investment(s) are accepted in the Offer, or there is a Clean-Up Spin-Off or other spin-off, the shares of Neogen Common Stock received on your behalf by the Plans (following the closing of the Merger) will be invested in a new Neogen Stock Fund under the Plans as soon as administratively possible after receipt of such proceeds. The Neogen Stock Fund will be a unitized fund like the 3M Stock Fund, and amounts in the fund are expressed as units instead of shares.
The Neogen Stock Fund is being established as a temporary investment alternative under the Plans, and it is expected that the fund will be eliminated in approximately 12 months. The Neogen Stock Fund will be a closed fund, and you will not be able to contribute additional amounts to the fund or reinvest amounts in the fund (other than any dividend reinvestment) that you transfer or sell from the fund. Assets transferred out of the Neogen Stock Fund cannot be transferred back into the Neogen Stock Fund at a later date. However, you may be able to invest in shares of Neogen Common Stock through the Plans’ respective self-directed brokerage accounts.
The Neogen Stock Fund will have the following features:
•	Objective: The Neogen Stock Fund will aim to duplicate the investment performance experienced by holders of Neogen Common Stock.
•
Strategy: The Neogen Stock Fund will be invested primarily in the Neogen Common Stock. Generally, the fund will hold a small amount of its assets in cash or other short-term cash equivalents (no more than 5 percent) to facilitate participant requests for withdrawals, distributions and investment transfers.

Since the fund primarily invests in Neogen Common Stock, the value of the fund will be determined predominantly by the rise or fall in the market value of Neogen Common Stock. As a result, there may be investment losses as well as investment gains, depending on the performance of Neogen’s business.
•
Unitized Fund: Investing in the Neogen Stock Fund is not the same as purchasing Neogen Common Stock. When you invest in the Neogen Stock Fund you are purchasing units of a fund composed primarily of Neogen Common Stock, along with some cash or short-term cash equivalents. This means you do not directly own Neogen Common Stock but rather units of the Neogen Stock Fund. Because the fund holds a small portion of the assets in cash or short-term cash equivalents, the fund can better facilitate participants’ requests for withdrawals, distributions and investment transfers.

•
Risk: Investment in a single stock is considered more risky than a fund consisting of stocks from many companies. That’s because the price of a single stock is often more volatile than a mixture of many stocks. This places the Neogen Stock Fund among the most risky of the investment funds.

The above description is only intended to provide a brief overview of the Neogen Stock Fund.
In deciding whether to participate in the Offer, it is important that you give careful consideration to your investment options in the Plans and any investment in the Neogen Stock Fund. You should take into account any shares of Neogen stock that you will have outside the Plans. You should also take into account amounts you have invested in single-company stocks that are similar to Neogen or in the same industry as Neogen. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or other particular security to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help manage your investment risk.
TAX TREATMENT
A participant who takes a lump sum in-kind distribution of shares of stock may elect not to be taxed at the time of distribution on the “net unrealized appreciation” attributable to certain types of contributions and will instead be subject to capital gains treatment when the distributed shares are sold, if the distribution satisfies the requirements for “net unrealized appreciation” tax treatment. The “net unrealized appreciation” is the difference between the value of the units in the stock fund at the time they were allocated to your account and at the time the shares representing the value of those units are distributed to you. Net unrealized appreciation will not be taxed until the stock is sold and the appreciation is realized; however, you will pay taxes on the cost basis of the shares attributable to your account at the time of distribution.
For tax purposes, the cost basis in the shares of 3M Common Stock attributable to your account that are tendered in the Offer will be transferred on a pro-rata basis to the shares of Neogen Common Stock that are credited to your account in the Offer. In the event of a Clean-Up Spin-Off, the shares of 3M Common Stock currently attributable to your account will be apportioned between your remaining shares in the 3M Stock Fund and your shares in the Neogen Stock Fund. Distributions upon termination of employment from the Neogen Stock Fund may be made in cash or in shares of stock. Distributions from the Neogen Stock Fund made in shares of stock may be eligible for “net unrealized appreciation” tax treatment. However, the Neogen Stock Fund is being established as a temporary investment alternative under the Plans, and it is expected that the fund will be eliminated in approximately 12 months. If the Neogen Stock Fund is discontinued as an investment alternative before you are able to take a qualifying distribution of any shares of Neogen Common Stock attributable to your account under the Plans, you will lose the opportunity for special tax treatment of any net unrealized appreciation related to those shares.
For more information on net unrealized appreciation, please consult with your tax advisor.
SHARES OF 3M COMMON STOCK OUTSIDE THE PLANS
If you hold shares of 3M Common Stock directly, you will receive, under separate cover, Offer materials which can be used to exchange such shares of 3M Common Stock and if you have any questions concerning the Offer as a direct holder of shares of 3M Common Stock, you should contact Georgeson LLC at 888-607-6511 instead of Empower Participant Services. Those Offer materials may not be used to direct the exchange or non-exchange the shares of 3M Common Stock attributable to your individual account under the Plans. The direction to exchange or not exchange shares of 3M Common Stock attributable to your individual account under the Plans may only be made in accordance with the procedures in this letter on the Trustee Direction Form. Similarly, the enclosed Trustee Direction Form may not be used to exchange non-Plan shares of 3M Common Stock.
FURTHER INFORMATION
If you require additional information concerning the Plans, your Plan account, the blackout period, the 3M Stock Fund or the Neogen Stock Fund, or the procedure to offer for exchange shares of 3M Common Stock attributable to your individual account under the Plans (including providing directions and the associated deadlines), please contact Empower Participant Services at 888-587-5100. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson, the information agent for the Offer, at 888-607-6511.

Frequently Asked Questions (“FAQs”) for Participants in the 3M Voluntary Investment Plan and Employee Stock Ownership Plan or the 3M Savings Plan; referred to below as the “Plans” or “401(k)”
This FAQs provides answers to questions you may have about the Offer, as described in the letter provided to you with this FAQs and expands on information provided in such letter.
Where to Go with Questions

You may ask questions about the Offer or request copies of the Offer documents through the organizations listed below:

For General Offer Questions

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (888) 607-6511

For 3M 401(k) Plans Offer Questions

Empower Participant Services PO Box 17364 Denver, CO 80217 (888) 587-5100
1.
What is the Offer? If your 401(k) account is invested in the 3M Stock Fund, you may have the opportunity to direct the Plans’ trustee (subject to the conditions and limitations described in the Offer materials you have received), BNY Mellon, to exchange all of the shares of 3M common stock attributable to your account for shares of Garden SpinCo common stock, which will be converted to shares of Neogen common stock. You are not required to participate in the Offer.

2.
Do I have to participate in the Offer? No. Participation is entirely voluntary (provided that in certain circumstances described in the Offer materials, your instructions to the trustee regarding whether or not to tender your shares in the Offer will be disregarded and the independent fiduciary to the Plan will have the right to decide whether or not to tender shares in the Offer (please see Q&A 16 below for more details).

3.
Who can help me make decisions related to the Offer? As with any investment decision, please consider consulting a personal financial advisor to determine if participating in the Offer is right for you.

4.
If I do not participate in the Offer, will I be impacted by the blackout period? It depends. If you do not participate in the Offer, you will not be impacted by the blackout period unless, all or a portion of the shares of Garden SpinCo common stock are distributed to the holders of 3M Common Stock via a Clean-Up Spin-off or in another pro rata dividend. In such case, the blackout period could impact you even if you did not direct the Plans’ trustee to exchange shares of 3M common stock in connection with the Offer or did not have the right to direct the trustee.

5.	Will my account balance in the Plan change during the blackout period? Yes. Your account balance will remain invested and will be subject to investment gains and losses during the blackout period.
6.
If I do not want to participate in the Offer, do I have to submit directions? No. If you do not wish to participate in the Offer, no action is required (provided that in certain circumstances described in the offer materials, the independent fiduciary to the Plans will have the right to decide whether or not to tender shares in the Offer - please see Q&A 16 below for more details).

7.
Where do I submit my Trustee Direction Form for the Offer? You may complete your directions online at www.proxyvote.com/tender, by overnight delivery to Broadridge, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717 or by mail to Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735.

8.
Can I complete my directions online? Yes. If you wish to provide your directions online, please go to www.proxyvote.com/tender, enter the 16-digit control number from your form and click on the Submit button. You will then be able to provide your direction regarding your directions in the Offer on the following screen.

9.
Can I provide my directions by calling the 3M 401k Center at Empower Retirement? No. Your directions must be made through Broadridge Corporate Issuer Solutions, Inc (“Broadridge”). You may complete your directions online at www.proxyvote.com/tender, by overnight delivery to Broadridge, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717 or by mail to Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735.

10.	Where do I find my control number? Your control number was included on the Trustee Direction Form you would have received with the packet of information mailed the beginning of August.
11.
What if I need a replacement directions form? A replacement form can be requested by calling the shareholder services team at Broadridge Corporate Issuer Solutions, Inc. at 844-960-1025. Representatives are available from 9am – 6pm ET Monday through Friday.

12.
What is the deadline to provide a response? If you would like to participate in this offer, your directions must be received by Broadridge by the deadline, which is currently August 29th, 2022, at 4:00pm ET.

13.
Can I exchange a portion of my 3M Stock Fund in my 401(k) account? No. If you choose to participate in the Offer, you are electing to exchange all of the shares of 3M common stock attributable to your account invested in the 3M Stock Fund in the Plans.

14.
What if I hold shares of 3M common stock outside of the Plans? If you hold shares of 3M common stock outside of the Plans, you will receive separate Offer materials for such shares and you will be required to provide separate directions in order to tender those shares. If you have any questions concerning the Offer as a holder of shares of 3M Common Stock outside of the Plans, you should contact Georgeson at 888-607-6511 instead of Empower Participant Services with respect to those shares.

15.
Can I withdraw or change my Offer directions? If you decide to change your directions, you may submit a new Trustee Direction Form to Broadridge, either online or by mail. It must be received by Broadridge by the deadline, which is currently August 29th, 2022 by 4:00pm ET. Upon receipt of a new properly completed directions, your previous directions will be cancelled. The last properly completed Trustee Direction Form received by Broadridge by the deadline will apply. To withdraw your directions entirely, causing it to be cancelled, you must submit a new Trustee Direction Form to Broadridge with a 0% direction, either online or by mail, so that it is received by the deadline (currently August 29th, 2022 by 4:00pm ET).

16.
Is it possible the Offer may not be completed, or that my directions may be disregarded? Yes. 3M is not required to complete the Offer unless certain conditions are satisfied. Additionally, per the terms of the Plans, if less than 5% of the outstanding shares of 3M Common Stock will be exchanged in the Offer, your directions will be disregarded and the independent fiduciary of the 3M Stock Fund, Newport Trust Company, shall direct the trustee of the Plans, BNY Mellon, as to whether to tender any shares of 3M Common Stock held in the 3M Stock Fund.

17.	Where do I find my current 3M Stock Fund balance? Visit empower-retirement.com/3M to review your Plan balance, including any current balance in the 3M Stock Fund.
18.
How much of my 3M Stock Fund can I elect to exchange? You must elect to exchange all of the shares of 3M Common Stock attributable to your 401k account invested in the 3M Stock Fund if you wish to participate.

19.
What happens to my 3M Stock in the Plan if I do not elect to participate in the Offer? If you do not provide directions to exchange your interest in the 3M Stock Fund (and the shares are not otherwise exchanged), your existing balance will remain, subject to market gains and losses.

20.
Can I transfer or sell the Neogen Stock Fund in the Plan after the Offer? After all processing related to the Offer is completed and the blackout period ends, which is expected to be on or around the week of

September 19, 2022, you will be able to transfer or sell any Neogen Stock Fund units in your account. The Neogen Stock Fund will be a closed fund, and you will not be able to contribute additional amounts to the fund or re-invest amounts in the fund (other than any dividend reinvestment) that you transfer or sell from the fund.
21.
Can I elect to invest in the Neogen Stock Fund within the Plan after the Offer has expired? No. The only way you can invest in the Neogen Stock Fund within the Plan is through the Offer. After the Neogen Stock Fund is established, no new amounts may be invested in the fund (other than any dividend reinvestment).

22.
If I participate in the Offer, will I be able to see or exchange my amounts in the Neogen Stock Fund immediately after the Offer closes? After all processing related to the Offer is completed and the blackout period ends, which is expected to be on or around the week of September 19, 2022, you will be able to sell or exchange your amounts in the Neogen Stock Fund until the Neogen Stock Fund is eliminated as an investment fund under the Plan in approximately 12 months. The Neogen Stock Fund will be a closed fund, and you will not be able to contribute additional amounts to the fund or re-invest amounts in the fund (other than any dividend reinvestment) that you transfer or sell from the fund.

23.
If I elect to participate in the Offer, will I be guaranteed to receive Neogen Stock in the Plan? No. 3M is not required to complete the Offer unless certain conditions are satisfied. Additionally, per the terms of the Plan, if less than 5% of the outstanding shares of 3M Common Stock will be exchanged in the Offer, your directions will be disregarded and the independent fiduciary of the 3M Stock Fund, Newport Trust Company, shall direct the trustee of the Plans, BNY Mellon, as to whether to tender any shares of 3M Common Stock held in the 3M Stock Fund.

24.
How will I know if shares of 3M common stock are exchanged in the Offer? The addition of the Neogen Stock Fund units in your Plan account will be reflected as soon as administratively feasible after they are distributed. Empower Retirement anticipates the processing will be completed from 5 to 7 business days after the shares are exchanged.

This communication is intended for participants that hold 3M Stock in the Plans.